                                                                    EXHIBIT 10.1



                              INVESTMENT AGREEMENT

                                     between

                             GENOMIC SOLUTIONS INC.

                                       and

                                PERKINELMER, INC.



                          Dated as of December 14, 1999

                                TABLE OF CONTENTS

                                                                        PAGE NO.


EXHIBITS

         Exhibit A -     Certificate of Designations
         Exhibit B -     Intentionally Omitted
         Exhibit C -     Exceptions to Representations
         Exhibit D -     List of Securityholders
         Exhibit E -     Intentionally Omitted
         Exhibit F -     Form of Securities Purchase Agreement
         Exhibit G -     Form of Shareholders Agreement








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

                              INVESTMENT AGREEMENT


This Agreement dated as of December 14, 1999 is entered into by and between Genomic Solutions Inc., a Delaware corporation (the "Company"), and PerkinElmer, Inc., a Massachusetts corporation (the "Purchaser").

                                    Recitals

WHEREAS, the Purchaser wishes to acquire, and the Company wishes to sell, shares of its Series P Convertible Preferred Stock;

WHEREAS, the Purchaser and the Company wish to provide the Purchaser with the option to acquire (i) from the Company sufficient shares so that the Purchaser would hold 19.9% (on a fully-diluted basis) of the outstanding capital stock of the Company and/or (ii) from the Company's equity holders all of the equity securities of the Company; and

WHEREAS, the Purchaser and the Company, simultaneous with the execution of this Agreement, are entering into a Sales, Marketing and Distribution Agreement, providing for the distribution of the Company's products by the Purchaser as described therein (the "Distribution Agreement");

In consideration of the mutual promises and covenants contained in this Agreement, the parties hereto agree as follows:

         1. Authorization and Sale of Shares.

                  1.1 Authorization. The Company has, or before the Closing (as defined in Section 2) will have, duly authorized the sale and issuance, pursuant to the terms of this Agreement, of 1,269,841 shares of its Series P Convertible Preferred Stock, $.001 par value per share (the "Series P Preferred"), having the rights, restrictions, privileges and preferences set forth in the Certificate of Designations attached hereto as Exhibit A (the "Certificate of Designations"). The Company has, or before the Closing will have, adopted and filed the Certificate of Designations with the Secretary of State of the State of Delaware.

                  1.2 Sale of Shares. Subject to the terms and conditions of this Agreement, at the Closing the Company will sell and issue to the Purchaser, and the Purchaser will purchase, 1,269,841 shares of Series P Preferred for the purchase price of $6.30 per share. At the Closing, the Purchaser may elect to purchase, at a price of $6.75 per share, an additional number of shares of Series P Preferred that will result in the Purchaser's holding on the Closing Date 19.9% of the outstanding capital stock of the Company, assuming the conversion, exercise and exchange into



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

or for Common Stock of all of the Company's securities convertible into, exercisable for or exchangeable for Common Stock (the "19.9% Option"). The shares of Series P Preferred sold under this Agreement are referred to as the "Shares."

         2. The Closing. The closing (the "Closing") of the sale and purchase of the Shares under this Agreement shall take place at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts at 10:00 a.m. on January 20, 2000, or at such other time, date and place as are mutually agreeable to the Company and the Purchaser, but in no event later than March 31, 2000. If the Closing has not occurred on or prior to March 31, 2000, this Agreement shall terminate. At the Closing, the Company shall deliver to the Purchaser a certificate for the Shares, registered in the name of the Purchaser, against payment to the Company of the purchase price for the Shares by wire transfer. The date of the Closing is hereinafter referred to as the "Closing Date." If at the Closing any of the conditions specified in Section 5 shall not have been fulfilled, the Purchaser shall, at its election, be relieved of its obligations under this Agreement without thereby waiving any other rights it may have by reason of any breach by the Company of its covenants hereunder.

         3. Representations of the Company. Except as disclosed by the Company in Exhibit C hereto, the Company hereby represents and warrants to the Purchaser that the statements contained in this Section 3 are true, complete and correct. Exhibit C shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Section 3, and the disclosures in any paragraph of Exhibit C shall qualify the corresponding paragraph of this Section 3 and any other paragraphs of this Section 3 to which they logically relate. References to the Company in the representations and warranties set forth in this Section 3 shall include the Company's predecessors in interest; provided, however, that all of the Company's representations and warranties as to any such predecessors in interest are qualified to the Company's actual knowledge.

                  3.1 Organization and Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to conduct its business as presently conducted by it and to enter into and perform this Agreement, all other agreements required to be executed by the Company at or prior to the Closing pursuant to Section 5.4 and the Distribution Agreement (the "Ancillary Agreements") and to carry out the transactions contemplated by this Agreement and the Ancillary Agreements. The Company is duly qualified to do business as a foreign corporation and is in good standing in the State of Michigan and in every other jurisdiction in which the failure so to qualify would have a material adverse effect on the business, prospects, assets or condition (financial or otherwise) of the Company (a "Company Material Adverse Effect"). The Company has furnished to the Purchaser true and complete copies of its Certificate of Incorporation and By-Laws, each as amended to date and presently in effect. The Company



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

has at all times complied with all provisions of its Certificate of Incorporation and By-laws and is not in default under, or in violation of, any such provision.

                  3.2 Capitalization. The authorized capital stock of the Company (immediately prior to the Closing) consists of 40,000,000 shares of common stock, $.001 par value per share (the "Common Stock"), of which 3,032,842 shares are issued and outstanding, and 10,000,000 shares of Preferred Stock ("Preferred Stock"), $.001 par value per share, of which 1,680,880 shares have been designated as Series B Preferred Stock, 1,680,880 shares of which are issued and outstanding; 4,070,339 shares have been designated as Series C Preferred Stock, 4,070,339 of which are issued and outstanding; 1,100,000 shares have been designated as Series D Preferred Stock, 1,100,000 shares of which are issued and outstanding; 50,000 of which have been designated as Series M Preferred Stock, 50,000 shares of which are issued and outstanding; and 3,800,000 shares shall have been designated as Series P Preferred prior to the Closing, none of which are issued or outstanding. All of the issued and outstanding shares of Common Stock and Preferred Stock have been duly authorized and validly issued and are fully paid and nonassessable. Except as provided in this Agreement and in Section 3.2 of Exhibit C, (i) no subscription, warrant, option, convertible security, call or other right (contingent or otherwise) to purchase or acquire any shares of capital stock of the Company is authorized or outstanding, (ii) the Company has no obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security, call or other such right or to issue or distribute to holders of any shares of its capital stock any evidences of indebtedness or assets of the Company, (iii) the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof, and (iv) there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company. All of the issued and outstanding shares of capital stock of the Company have been offered, issued and sold by the Company in compliance with applicable federal and state securities laws.

                  3.3 Subsidiaries, Etc. Section 3.3 of Exhibit C sets forth for each subsidiary of the Company (a "Subsidiary") its name and jurisdiction of incorporation. The Company owns all of the outstanding securities of each Subsidiary. Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each Subsidiary is duly qualified to conduct business and is in good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to so qualify would not have a material adverse effect on the business, properties or rights of such Subsidiary. Each Subsidiary has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has delivered or made available to the Purchaser correct and complete copies of the corporate charter and By-laws



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
of each Subsidiary, as amended to date. All of the issued and outstanding shares of capital stock of each Subsidiary are duly authorized, validly issued, fully paid, nonassessable and are held of record and beneficially by either the Company or another Subsidiary, free and clear of any restrictions on transfer (other than restrictions under the Securities Act of 1933, as amended (the "Securities Act") and state securities laws), claims, security interests, options, warrants, rights, contracts, calls, commitments, equities and demands. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or any Subsidiary is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary. No Subsidiary is in default under or in violation of any provision of its corporate charter or By-Laws. The Company does not control directly or indirectly or have any direct or indirect equity participation in any corporation, partnership, trust, limited liability company or other business association (each, a "Business Entity") which is not a Subsidiary.

                  3.4 Securityholder Lists and Agreements. Attached as Exhibit D is a true and complete list of the securityholders of the Company, showing the number of shares of Common Stock, Preferred Stock or other securities of the Company held by each securityholder as of the date of this Agreement and, in the case of options, warrants and other convertible securities, the exercise price thereof and the number and type of securities issuable thereunder. Except as provided in this Agreement, and in Section 3.4 of Exhibit C, there are no agreements, written or oral, between the Company and any holder of its securities, or, to the best of the Company's knowledge, among any holders of its securities, relating to the acquisition (including without limitation rights of first refusal, anti-dilution or pre-emptive rights), disposition, registration under the Securities Act or voting of the capital stock of the Company.

                  3.5 Issuance of Shares. The issuance, sale and delivery of the Shares in accordance with this Agreement, and the issuance and delivery of the shares of Common Stock issuable upon conversion of the Shares, have been, or will be on or prior to the Closing, duly authorized by all necessary corporate action on the part of the Company, and all such shares have been, or will be prior to the Closing, duly reserved for issuance. The Shares when so issued, sold and delivered against payment therefor in accordance with the provisions of this Agreement, and the shares of Common Stock issuable upon conversion of the Shares, when issued upon such conversion, will be duly and validly issued, fully paid and nonassessable.

                  3.6 Authority for Agreement; No Conflict. The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements, and the consummation by the Company of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action. This Agreement has been, and the Ancillary Agreements when executed at the Closing will be, duly executed and delivered by the Company and constitute valid and binding obligations of the Company enforceable in accordance with their respective terms. Except as set forth in Section 3.6 of Exhibit C, the execution of and performance of the transactions contemplated by this Agreement and the Ancillary Agreements and compliance with their respective provisions by the parties thereto other than the Purchaser will not (a) conflict with or violate any provision of the Certificate of Incorporation or By-laws of the Company or any resolution adopted by the board of directors or the shareholders of the Company, (b) require on the part of the Company or any Subsidiary any filing with, or any permit, authorization, consent or approval of, any federal, state, local or foreign court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (each of the foregoing is hereafter referred to as a "Governmental Entity"), (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest (as defined below) or other arrangement to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound or to which its assets are subject or of which the Company has knowledge, (d) result in the imposition of any Security Interest upon any assets of the Company or any Subsidiary or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any Subsidiary or any of their properties or assets. For purposes of this Agreement, "Security Interest" means any mortgage, pledge, security interest, encumbrance, charge, or other lien (whether arising by contract or by operation of law). Based in part on the representations made by the Purchaser in Section 4 of this Agreement, the offer and sale of the Shares to the Purchaser will be in compliance with applicable federal and state securities laws.

                  3.7 Litigation. Section 3.7 of Exhibit C identifies, and contains a brief description of, (a) any unsatisfied judgment, order, decree, stipulation or injunction relating to the Company or any Subsidiary and (b) any claim, complaint, action, suit, proceeding, hearing or investigation of, in or brought before (by a private party or otherwise) any Governmental Entity or before any arbitrator relating to or affecting the Company or any Subsidiary which is currently pending or, to the knowledge of the Company, threatened. None of the complaints, actions, suits, proceedings, hearings, and investigations set forth in Section 3.7 of Exhibit C, individually or collectively, could have a Company Material Adverse Effect.

                  3.8 Financial Statements. The Company has furnished to the Purchaser a complete and correct copy of (i) the audited consolidated balance sheets of the Company at December 31, 1996, December 31, 1997 and December 31, 1998 and the related audited



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consolidated statements of operations and cash flows for the fiscal years then ended, and (ii) the unaudited consolidated balance sheet of the Company (the "Balance Sheet") at October 31, 1999 (the "Balance Sheet Date") and the related unaudited consolidated statements of operations and cash flow for the ten months then ended, (collectively, the "Financial Statements"). The Financial Statements are in accordance with the books and records of the Company and, taken together as a whole, present fairly in all material respects the financial condition and results of operations of the Company, at the dates and for the periods indicated, and have been prepared in accordance with U.S. generally accepted accounting principles ("GAAP") consistently applied, except that the unaudited Financial Statements may not be in accordance with GAAP because of the absence of footnotes normally contained therein and are subject to normal year-end audit adjustments which in the aggregate will not be material.

                  3.9 Absence of Certain Changes. Since the Balance Sheet Date,
(i) there has not been any material adverse change in the assets, business, financial condition or results of operations of the Company, and (ii) neither the Company nor any Subsidiary has taken any of the following actions:

                  (a) created, incurred or assumed any debt (including obligations in respect of capital leases); assumed, guaranteed, endorsed or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; or made any loans, advances or capital contributions to, or investments in, any other person or entity;

                  (b) except as provided in Section 3.9 of Exhibit C, other than in the Ordinary Course of Business, entered into, adopted or amended any Employee Benefit Plan (as defined in Section 3.21) or any employment or severance agreement or arrangement of the type described in Section 3.21(l) or increased in any manner the compensation or fringe benefits of, or modified the employment terms of, its directors, officers or employees, generally or individually, or paid any benefit not required by the terms in effect on the date hereof of any existing Employee Benefit Plan, except to the extent required by applicable law;

                  (c) acquired, sold, leased, encumbered or disposed of any assets or property (including without limitation any inventory and any shares or other equity interests in or securities of any Business Entity or division thereof), other than purchases and sales of assets in the ordinary course of business consistent with past custom and practice including with respect to frequency and amount ("Ordinary Course of Business");

                  (d) except as contemplated by this Agreement, amended its Certificate of Incorporation or By-Laws;



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

                  (e) changed its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP, or made any new elections with respect to Taxes (as defined in Section 3.11(a)) or any changes in current elections with respect to Taxes;

                  (f) except as provided in Section 3.9 of Exhibit C, sold, assigned, transferred or licensed any Intellectual Property (as defined in Section 3.13(e)), other than in the Ordinary Course of Business;

                  (g) except as provided in Section 3.9 of Exhibit C, entered into any arrangement (including written agreements) which creates a liability on the part of the Company or the Subsidiary in excess of $200,000;

                  (h) except as provided in Section 3.9 of Exhibit C, made or committed to make any capital expenditure in excess of $50,000 per expenditure or $200,000 in the aggregate;

                  (i) paid any dividend or other distribution or effected by reclassification, combination or subdivision with respect to, or by purchase or redemption by the Company or any Subsidiary of, any capital stock; or

                  (j) agreed in writing or otherwise to take any of the foregoing actions.

                  3.10 Absence of Undisclosed Liabilities. Neither the Company nor any Subsidiary has any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, whether accrued or unaccrued and whether due or to become due, or otherwise), except for (a) liabilities shown on the Balance Sheet, (b) liabilities which have arisen since the Balance Sheet Date in the Ordinary Course of Business and which are similar in nature and amount to the liabilities which arose during the comparable period of time in the immediately preceding fiscal period and (c) contractual liabilities and obligations incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on the Balance Sheet and which in the aggregate are not material.

                  3.11 Tax Matters.

                  (a) The Company and each Subsidiary has filed all Tax Returns (as defined below) that it was required to file, and all such Tax Returns were correct and complete in all material respects. The Company and each Subsidiary has paid all Taxes (as defined below) that were shown to be due on any such Tax Returns. The unpaid Taxes of the Company and any Subsidiary for tax periods through the date of the Company's Balance Sheet do not exceed the accruals and reserves for Taxes set forth on the Company's Balance Sheet (exclusive of any



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accruals for "deferred taxes" or similar items that reflect timing differences between Tax and financial accounting principles). All Taxes that the Company or any Subsidiary is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity. For purposes of this Agreement, "Taxes" means all taxes, charges, fees, levies or other similar assessments or liabilities, including without limitation income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, payroll and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof. For purposes of this Agreement, "Tax Returns" means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes, including without limitation any schedule, attachment or amendment.

                  (b) The Company has delivered or made available to the Purchaser copies of all federal income Tax Returns and examination reports related to statements of deficiencies assessed against or agreed to by the Company or any Subsidiary.

                  (c) No examination or audit of any Tax Return of the Company by any Governmental Entity is currently in progress or proposed or, to the Company's knowledge, threatened. The Company has not received written notice from any jurisdiction that the jurisdiction believes that the Company or any Subsidiary was required to file any Tax Return that was not filed.

                  (d) Neither the Company nor any Subsidiary has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

                  (e) Neither the Company nor any Subsidiary is a "consenting corporation" within the meaning of Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code"), and none of the assets of the Company or any Subsidiary is subject to an election under Section 341(f) of the Code.

                  (f) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

                  (g) Neither the Company nor any Subsidiary has any actual liability for any Taxes of any Person (other than the Company or such Subsidiary) under Treasury Regulation

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Section 1.1502-6 (or any similar provision of federal, state, local, or foreign law), or as a transferee or successor, by contract, or otherwise.

                  (h) None of the assets of the Company or any Subsidiary is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

                  (i) None of the assets of the Company or any Subsidiary directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

                  (j) The Company has not undergone a change in its method of accounting resulting in an adjustment to its taxable income pursuant to Section 481(h) of the Code.

                  (k) Except as set forth in Section 3.11 of Exhibit C, no state or federal "net operating loss" of the Company determined as of the Closing Date is subject to limitation on its use pursuant to Section 382 of the Code or comparable provisions of state law as a result of any "ownership change" within the meaning of Section 382(g) of the Code occurring on or prior to the Closing Date.

                  (l) The Company has not been required to make a basis reduction pursuant to Treasury Regulation Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b).

                  (m) Except as set forth in Section 3.11 of Exhibit C, neither the Company nor any Subsidiary has participated in or cooperated with an international boycott within the meaning of Section 999 of the Code nor has the Company or any Subsidiary had operations which are or may hereafter become reportable under Section 999 of the Code.

                  (n) Except as set forth in Section 3.11 of Exhibit C, neither the Company nor any Subsidiary has had a permanent establishment in any foreign country, as defined in any applicable treaty or convention between the United States and such foreign country.

                  (o) Neither the Company nor any Subsidiary is a party to any joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal income tax purposes.

                  3.12 Ownership and Condition of Assets. The Company and each Subsidiary owns or leases all material tangible assets necessary for the conduct of its business as presently conducted. Each such asset is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used. The Company and each Subsidiary has good and marketable title to each asset reflected as being owned by it on the Balance Sheet, except for inventories sold or otherwise disposed of in the Ordinary Course of

Business for value and accounts and notes receivable paid in full since the Balance Sheet Date. Except as set forth in Section 3.12(a) of Exhibit C, no asset of the Company or any Subsidiary (tangible or intangible) is subject to any Security Interest.

                  3.13 Intellectual Property.

                  (a) The Company and each Subsidiary owns, is licensed to use or otherwise possesses the legally enforceable right to use, all Intellectual Property (as defined in paragraph (e) below) used, or that covers technology used, in the operation of its business or necessary for the operation of its business as presently proposed to be conducted. Each such item of Intellectual Property owned by the Company or a Subsidiary will continue to be owned by the Company or the Subsidiary immediately following the Closing, and each such item of Intellectual Property available for use by the Company or the Subsidiary will continue to be available for use by the Company or the Subsidiary on identical terms and conditions immediately following the Closing. The Company or the applicable Subsidiary has taken reasonable measures to protect the proprietary nature of each item of Intellectual Property and to maintain in confidence all trade secrets and confidential information, that the Company or the Subsidiary owns or uses. No other person or Business Entity (other than licensors of software that is mass-marketed and generally is commercially available) has any rights to any of the Intellectual Property owned or used by the Company or any Subsidiary (except pursuant to agreements or licenses specified in Section 3.13(c) or 3.13(d) of Exhibit C), and the Company has no knowledge that any other individual or Business Entity (collectively, "Persons") is infringing, violating or misappropriating any of the Intellectual Property that the Company or any Subsidiary owns or uses.

                  (b) The business, operations and activities of the Company or the Subsidiaries as now conducted and as conducted prior to the date of this Agreement have not infringed or violated, or constituted a misappropriation of, and do not now infringe or violate, or constitute a misappropriation of, any Intellectual Property rights of another Person that are known to the Company. Neither the Company nor any subsidiary has received any written complaint, claim or notice alleging any such infringement, violation or misappropriation, and to the knowledge of the Company, there is no basis for any such complaint, claim or notice.

                  (c) Section 3.13(c) of Exhibit C identifies each patent, domain name, trade mark, trade name or copyright registration which has been issued to, or is owned by, the Company or any Subsidiary, identifies each pending patent application or application for registration which the Company or any Subsidiary has made or which the Company or any Subsidiary owns, identifies each software product (other than software that is mass-marketed and generally commercially available) ever licensed or distributed by the Company or any Subsidiary and identifies each license or other agreement pursuant to which the Company or any Subsidiary has granted any rights to any third party with respect to any Intellectual Property of the Company or a Subsidiary. The Company has delivered to the Purchaser correct and complete copies of all such licenses and agreements (as amended to date) and has specifically identified and made available to the Purchaser correct and complete copies of all other written documentation evidencing ownership of, rights to use and any claims or disputes relating to, each item of Intellectual Property set forth in Section 3.13(c) of Exhibit C. With respect to each such item of Intellectual Property that the Company or any Subsidiary owns, licenses or distributes:

                           (i) with respect to each such item owned by the
Company or the Subsidiary, the Company or the Subsidiary possesses all right, title and interest in and to such item;

                           (ii) such item is not subject to any outstanding
judgement, order, decree, stipulation or injunction; and

                           (iii) neither the Company nor any Subsidiary has
agreed to indemnify any person or entity for or against any infringement, misappropriation or other conflict with respect to such item.

                  (d) Section 3.13(d) of Exhibit C identifies each item of Intellectual Property known to the Company used in the operation of the Company or any Subsidiary (other than software that is mass-marketed and generally commercially available), that is owned by a Person other than the Company. The Company has supplied the Purchaser with correct and complete copies of all licenses, sublicenses or other agreements (as amended to date) pursuant to which the Company or any Subsidiary uses such Intellectual Property, all of which are listed on Section 3.13(d) of Exhibit C. With respect to each such item of Intellectual Property, neither the Company nor any Subsidiary has agreed to indemnify any person or entity for or against any interference, infringement, misappropriation or other conflict with respect to such item.

                  (e) For purposes of this Agreement, "Intellectual Property" shall mean and include all (i) patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, re-examination, utility model, certificate of invention and design patents, patent applications, registrations and applications for registrations, (ii) domain names, trademarks, service marks, trade dress, logos, trade names and corporate names and registrations and applications for registration thereof,
(iii) copyrights and registrations and applications for registration thereof,
(iv) mask works and registrations and applications for registration thereof, (v) computer software (including both source code and object code), data and documentation, (vi) trade secrets and confidential business information, whether patentable or nonpatentable and whether or not reduced to practice, know-how, technical drawings, manufacturing and product processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (vii) other proprietary rights relating to any of the foregoing (including without limitation remedies against infringements thereof and rights of protection of interest therein under the laws of all jurisdictions) and
(viii) copies and tangible embodiments thereof.

                  3.14 Inventory. All inventory of the Company and each Subsidiary, whether or not reflected on the Balance Sheet, consists of a quality and quantity useable and saleable in the Ordinary Course of Business, except for inventory that is obsolete, of below-standard quality, unuseable, unsaleable, or not saleable in the Ordinary Course of Business within one year, all of which have been written-off or written-down to net realizable value on the Balance Sheet. All inventories not written-off have been priced at the lower of cost or market on a first-in, first-out basis. The quantities of each type of inventory of the Company and each Subsidiary, whether raw materials, work-in-process or finished goods, are not excessive in the present circumstances of the Company or the Subsidiary.

                  3.15 Contracts.

                  (a) Section 3.15(a) of Exhibit C lists the following written arrangements (including without limitation written contracts, commitments, undertakings and agreements) to which the Company or any Subsidiary is a party:

                           (i) any written arrangement (or group of related
written arrangements) for the lease of personal property from or to third parties providing for lease payments in excess of $100,000 per annum;

                           (ii) any written arrangement (or group of related
written arrangements) for the purchase, sale, supply or manufacture of raw materials, commodities, supplies, products or other personal property or for the furnishing or receipt of services (A) which involves more than $100,000, or (B) in which the Company or the Subsidiary has granted manufacturing rights, "most favored nation" pricing provisions or marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services, agreed to make a minimum payment or agreed to purchase goods or services exclusively from a certain party;

                           (iii) any written arrangement establishing a
partnership, joint venture or limited liability company;

                           (iv) any written arrangement (or group of related
written arrangements) under which the Company or the Subsidiary has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) or under which it has imposed (or may impose) a Security Interest on any of the assets of the Company or the Subsidiary, tangible or intangible;

                           (v) any written arrangement concerning
confidentiality, assignment of inventions or involving Intellectual Property;

                           (vi) any written arrangement involving any affiliate,
as defined in Rule 12b-2 under the Securities Exchange Act of 1934 (an "Affiliate"), of the Company;

                           (vii) any agreement entered into since March 1, 1997
relating to the acquisition or disposition of assets (other than the purchase or sale of assets in the Ordinary Course of Business), businesses or companies (whether by sale of assets, sale of stock, merger or otherwise);

                           (viii) any written arrangement requiring the Company
or any Subsidiary to perform research and development activities with respect to any product or proposed product or to develop or market any product or proposed product; and

                           (ix) any other written arrangement (or group of
related written arrangements) either involving more than $100,000 or not entered into in the Ordinary Course of Business.

                  (b) The Company has delivered or made available to the Purchaser a correct and complete copy of each written arrangement (as amended to date) listed in Section 3.15(a) of Exhibit C. With respect to each written arrangement so listed: (i) the written arrangement is legal, valid, binding and enforceable and in full force and effect; (ii) no consent or approval of any third party is required in connection with the execution, delivery or performance of this Agreement or the Closing of the transactions contemplated hereby and each such arrangement will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing; and (iii) neither the Company nor any Subsidiary is, and to the knowledge of the Company no other party is, in breach or default in any material respect, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration, under the written arrangement, nor is there any dispute between the parties thereto.

                  (c) To the Company's knowledge, neither the Company nor any Subsidiary is a party to any oral contract, agreement or other arrangement which, if reduced to written form, would be required to be listed in Section 3.15(a) of Exhibit C under the terms of this Section 3.15.

                  3.16 Accounts Receivable. All accounts receivable of the Company or any Subsidiary reflected on the Balance Sheet are valid receivables subject to no setoffs or counterclaims. All accounts receivable reflected in the financial or accounting records of the Company or any subsidiary that have arisen since the Balance Sheet Date are valid receivables subject to no setoffs or counterclaims. The reserve for doubtful accounts set forth on the Balance Sheet and any reserves for doubtful accounts created by the Company or any Subsidiary in the Ordinary Course of Business subsequent to the Balance Sheet Date are adequate and were created in accordance with GAAP.

                  3.17 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company or any Subsidiary.

                  3.18 Insurance.

                  (a) Section 3.18(a) of Exhibit C sets forth a list (including the name of the insurer, the name of the policyholder, the name of each insured, the policy number and periods of coverage, the scope of coverage, a description of any retroactive premium adjustments or other loss-sharing arrangement and all claims made under such policies) of all policies of fire, theft, casualty, liability, burglary, fidelity, workers compensation, business interruption, environmental, product liability, product warranty, automobile and other forms of insurance under which the Company or any Subsidiary has been a party, a named insured or otherwise the beneficiary of coverage at any time since January 1, 1997; provided that information for Genomic Solutions, Ltd. and Genomic Solutions, K.K. shall be added prior to the Closing Date.

                  (b) Neither the Company nor any Subsidiary (i) is in breach or default with respect to the payment of premiums or the giving of notices under any policy listed in Section 3.18(a) of Exhibit C, (ii) to the knowledge of the Company, is in breach or default with respect to any other obligations under any such policy, and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default or permit termination, modification, or acceleration, under any such policy, or (iii) has received any written notice from the insurer disclaiming coverage or reserving rights with respect to a particular claim under any such policy in general, or amending or canceling any such policy. Neither the Company nor any Subsidiary has incurred any loss, damage, expense or liability covered by any such insurance policy for which it has not properly asserted a claim under the policy. The Company and each Subsidiary is covered by insurance in scope and amount (x) sufficient to satisfy the insurance provision of each written arrangement applicable to the Company or the Subsidiary listed or required to be listed in Section 3.16(a) of Exhibit C and (y) customary and reasonable for the business in which it is engaged.

                  3.19 Product Warranty; Recall. None of the products of the Company or any Subsidiary is subject to any recall. Neither the Company nor any Subsidiary has plans to implement any product recall and, to the knowledge of the Company, no product recall has been threatened to be imposed by any Governmental Entity. To the knowledge of the Company, there is no basis for the recall, withdrawal or suspension of any approval by any Governmental Entity with respect to any of the products sold or proposed to be sold by the Company or any Subsidiary. None of the products of the Company or any Subsidiary is subject to regulation by the United States Food and Drug Administration.

                  3.20 Employees.

                  (a) If any employee of the Company or any Subsidiary has entered into a confidentiality and/or assignment of inventions agreement with the Company or a Subsidiary, a copy of each such agreement has previously been delivered or made available to the Purchaser by the Company, and will continue in full force and effect following the Closing on identical terms and conditions as immediately prior to the Closing. To the knowledge of the Company, no key employee or group of employees employed by the Company or any Subsidiary has any plans to terminate employment with the Company or the Subsidiary. Neither the Company nor any Subsidiary is a party to or bound by any collective bargaining agreement, nor has the Company, nor has the Company or any Subsidiary experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. The Company has no knowledge of any organizational effort made or threatened, either currently or within the past three years, by or on behalf of any labor union with respect to its or any Subsidiary's employees. Except as set forth in Section 3.20 of Exhibit C, neither the Company nor any Subsidiary is a party to any employment of consulting agreement. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will trigger otherwise result in any obligation of the Company or any Subsidiary to pay severance or related costs under any employment of consulting agreement.

                  (b) For purposes of this Section 3.20, the term "employee" shall be construed to include sales agents, sales representatives and other independent contractors who spend at least 25 hours per week working for the Company or any Subsidiary.

                  3.21 Employee Benefits

                  (a) Section 3.21(a) of Exhibit C contains a complete and accurate list of all Employee Benefit Plans. For purposes of this Agreement, "Employee Benefit Plan" means any "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including without limitation insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation maintained or contributed to by the Company or any ERISA Affiliate (as defined herein). For purposes of this Agreement, "ERISA Affiliate" means any entity which is, or within the last six years was, a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company.

                  (b) Complete and accurate copies of the following documents for the last three plan years for each Employee Benefit Plan have been delivered or made available to the Purchaser by the Company, to the extent applicable: (A) all Employee Benefit Plans which have been reduced to writing, (B) written summaries of all unwritten Employee Benefit Plans, (C) all related trust agreements, insurance contracts and summary plan descriptions, and (D) all annual reports filed on IRS Forms 5500, 5500C or 5500R. Each Employee Benefit Plan has been administered in all material respects in accordance with its terms and each of the Company and the ERISA Affiliates has met its obligations in all material respects with respect to such Employee Benefit Plan and has made all required contributions thereto. The Company and all Employee Benefit Plans are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder.

                  (c) All the Employee Benefit Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Employee Benefit Plans are qualified and the plans and the trusts related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no act or omission has occurred with respect to such Employee Benefit Plan, that would reasonably be expected to adversely affect its qualification or increase its cost.

                  (d) Neither the Company nor any ERISA Affiliate has ever maintained an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.

                  (e) At no time has the Company or any ERISA Affiliate been obligated to contribute to any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA).

                  (f) No Employee Benefit Plan provides health, life or other welfare benefits after termination of employment of any employee of the Company (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code and insurance conversion privileges under state law and excluding routine payments of disability benefits.

                  (g) No Employee Benefit Plan is funded by a "voluntary employee's beneficiary association" within the meaning of Section 501(c)(9) of the Code.

                  (h) Each Employee Benefit Plan is amendable and terminable unilaterally by the Company and no Employee Benefit Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees prohibits the Company from amending or terminating any such Employee Benefit Plan.

                  (i) There are no investigations by any Governmental Entity, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Employee Benefit Plans and proceedings with respect to qualified domestic relation orders), audits, suits or proceedings against or involving any Employee Benefit Plan or asserting any rights or claims to benefits under any Employee Benefit Plan that could reasonably be expected to give rise to any liability.

                  (k) No act or omission has occurred and no condition exists with respect to any Employee Benefit Plan that would reasonably be expected to subject the Company or any ERISA Affiliate to any material fine, penalty, Tax or liability of any kind imposed under ERISA or the Code.

                  (l) Section 3.21(l) of Exhibit C discloses each: (i) agreement with any employee or director of the Company or any Subsidiary (A) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving the Company of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such employee or director; (ii) agreement, plan or arrangement under which any person may receive payments from the Company or any Subsidiary that may be subject to the Tax imposed by Section 4999 of the Code or included in the determination of such person's parachute payment under Section 280G of the Code; and (iii) agreement, plan or arrangement, including without limitation any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan, or any Employee Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

                  (m) The accruals for vacation, sickness and disability expenses accrued for on the Balance Sheet are adequate and properly reflect the expenses associated therewith in accordance with GAAP.

                  (n) None of the assets of any Employee Benefit Plan is or has been invested in any property constituting employer real property or any employer security within the meaning of Section 407(d) of ERISA.

                  3.22 Environmental Matters.

                  (a) To the Company's actual knowledge, the Company's ownership and operation of the real property leased by it (the "Premises") is in material compliance with all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any federal, state, local or foreign law, statute, rule, regulation or common law, relating to pollution or the environment, including, without limitation, laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes (the "Hazardous Materials") into the environment (including, without limitation, ambient air, surface water, ground water, land surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation or handling of Hazardous Materials (collectively, "Environmental Laws"). There is no material, civil, criminal, administrative or other action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter pending, received or, to the Company's knowledge, threatened against the Company with respect to the ownership or operation of the Premises or relating in any way to the Environmental Laws.

                  (b) To the Company's actual knowledge, there are no past or present events, conditions, circumstances, activities, practices, incidents and actions or plans which may give rise to any material common law or legal liability, or otherwise form the basis of any material claim, action, demand, suit, proceeding, hearing, notice of violation, study or investigation, based on or related to the manufacture, generation, ownership, processing, distribution, use, treatment, abatement, storage, disposal, transportation, handling, or omission, discharge or release or threatened release into the environment, of any Hazardous Materials by the Company in connection with the ownership or operation of the Premises.

                  (c) There have been no releases of Hazardous Materials into the environment by the Company in violation of any Environmental Law.

                  3.23 Legal Compliance. The Company and each Subsidiary is conducting and has conducted its business and operations in compliance in all material respects with all applicable federal, state, local and foreign laws, regulations and orders, including without limitation the rules and regulations of any Governmental Entity. Neither the Company nor any Subsidiary has since January 1, 1997 received any written notice or communication from any Governmental Entity alleging noncompliance with any applicable federal, state, local or foreign laws, regulations or orders.

                  3.24 Permits. Section 3.24 of Exhibit C sets forth a list of all permits, licenses, registrations, certificates, orders, approvals, franchises, variances and similar rights ("Permits") and the status thereof (including without limitation those issued or required under Environmental Laws) issued to or held by the Company or any Subsidiary, other than Permits issued to or held by Genomic Solutions, Ltd. or by Genomic Solutions, K.K. Such listed Permits and the Permits issued to or held by Genomic Solutions, Ltd. or by Genomic Solutions, K.K. are the only material Permits that are required for the Company and each Subsidiary to conduct its business as presently conducted. Each such Permit is in full force and effect and, to the knowledge of the Company, no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration. The Company or the Subsidiary, as applicable, is in compliance in all material respects with the terms and conditions of each such Permit. Each such Permit issued to or held by the Company and each Subsidiary will continue in full force and effect following the Closing without requiring the consent or approval of any party.

                  3.25 Brokers' Fees. Except as set forth in Section 3.25 of Exhibit C, the Company has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

                  3.26 Books and Records. Except as set forth in Section 3.2 of Exhibit C, the minute books and other similar records of the Company and each Subsidiary, copies of all of which have previously been delivered or made available to the Purchaser, contain true and complete records of all actions taken at the meetings of the Company's or Subsidiary's, as applicable, stockholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting. The books, records, accounts, ledgers and files of the Company and each Subsidiary, copies of all of which have previously been delivered or made available to the Purchaser, are accurate and complete and have been maintained in accordance with good business and bookkeeping practices.

                  3.27 Customers and Suppliers. No unfilled customer order or commitment obligating the Company or any Subsidiary to process, manufacture, sell or deliver products or perform services is likely to result in a Company Material Adverse Effect upon completion of performance. No purchase order or commitment is in excess of normal requirements, nor are prices provided therein in excess of current market prices for the products or services to be provided thereunder. Section 3.27 of Exhibit C sets forth a list of (a) each customer that accounted for more than 10% of the revenues of the Company and the Subsidiaries, on a consolidated basis, during each of the last two fiscal years, and the amount of revenues accounted for by such customer during each such period, and (b) each supplier that is the sole supplier of any significant material, product, component or service used by the Company or any Subsidiary. No such customer has indicated that it will stop, or decrease the rate of, buying materials, products or components produced by, or services offered by, the Company or any Subsidiary, and no such supplier of materials, products, components or services has indicated that it will stop, or decrease the rate of, supplying such materials, products, components or services.

                  3.28 Real Property Leases. Section 3.28 of Exhibit C lists and briefly describes all real property leased or subleased to the Company or any Subsidiary and lists the term of each such lease, any extension or expansion options, and the rent payable thereunder. The Company has delivered to the Purchaser correct and complete copies of the leases and subleases (as amended to date) listed therein. With respect to each such lease and sublease:

                  (a) the lease or sublease is legal, valid, binding, enforceable and in full force and effect;

                  (b) the lease or sublease will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing;

                  (c) neither the Company or the Subsidiary, as applicable, nor, to the knowledge of the Company, any other party to the lease or sublease is in breach or default in any material respect, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification or acceleration thereunder;

                  (d) there are no disputes, oral agreements or forbearance programs to which the Company or the Subsidiary, as applicable, is a party in effect as to the lease or sublease;

                  (e) the Company or the Subsidiary, as applicable, has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold; and

                  (f) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities.

                  3.29 Owned Real Property. Neither the Company nor any Subsidiary owns, directly or indirectly, any real property.

                  3.30 Government Contracts. Neither the Company nor any Subsidiary has been suspended or debarred from bidding on contracts or subcontracts with any Governmental Entity; no such suspension or debarment has been initiated or, to the knowledge of the Company, threatened; and the consummation of the transactions contemplated by this Agreement will not result in any such suspension or debarment of the Company or any Subsidiary. Neither the Company nor any Subsidiary has been audited or investigated and neither of them is now being audited or investigated by the U.S. General Accounting Office, the U.S. Department of Defense or any of its agencies, the Defense Contract Audit Agency, the U.S. Department of Justice, the Inspector General of any U.S. Governmental Entity, any similar agencies or instrumentalities of any foreign Governmental Entity, or any prime contractor with a Governmental Entity nor, to the knowledge of the Company, has any such audit or investigation been threatened. To the knowledge of the Company, there is no valid basis for (a) the suspension or debarment of the Company or any Subsidiary from bidding on contracts or subcontracts with any Governmental Entity or (b) any claim pursuant to an audit or investigation by any of the entities named in the foregoing sentence. Neither the Company nor any Subsidiary has any agreements, contracts or commitments which require it to obtain or maintain a security clearance with any Governmental Entity.

                  3.31 Year 2000 Compliance.

                  (a) The Company has conducted "year 2000" assessments with respect to all of the Company's and the Subsidiaries' material internal systems used in the business or operations of the Company and the Subsidiaries, including, without limitation, computer hardware systems, software applications, firmware, equipment containing embedded microchips and other embedded systems. In addition, the Company has made inquiry of key suppliers and vendors regarding their being Year 2000 Compliant. Neither the Company nor any Subsidiary has any "year 2000" written audits, certificates, reports or other similar documents that have been prepared or performed by or on behalf of the Company or the Subsidiary with respect to any of their business or operations.

                  (b) To the best of the Company's knowledge and based on its review and assessment, all of (i) the Company's and the Subsidiaries' material internal systems used in the business or operations of the Company and the Subsidiaries, including, without limitation, computer hardware systems, software applications, firmware, equipment containing embedded microchips and other embedded systems, and (ii) the software, hardware, firmware and other technology which constitute part of the products and services manufactured, marketed or sold by the Company or any Subsidiary or licensed by the Company or any Subsidiary to third parties are Year 2000 Compliant (as defined in paragraph (d) of this Section) and will not be adversely affected with respect to material functionality, interoperability, performance or volume capacity (including without limitation the processing and reporting of data) by virtue of the arrival of the year 2000.

                  (c) The Company is not aware (but without any independent review or confirmation by the Company) of any failure to be Year 2000 Compliant of any third-party system used in connection with the business or operations of the Company or any Subsidiary, including without limitation any system belonging to any of the Company's or the Subsidiaries' suppliers, service providers or customers.

                  (d) For purposes of this Agreement, "Year 2000 Compliant" means that the applicable system or item:

                           (i) will accurately receive, record, store, provide,
recognize and process all date and time data from, during, into and between the twentieth and twenty-first centuries, the years 1999 and 2000 and all leap years;

                           (ii) will accurately perform all date-dependent
calculations and operations (including, without limitation, mathematical operations, sorting, comparing and reporting) from, during, into and between the twentieth and twenty-first centuries, the years 1999 and 2000 and all leap years; and

                           (iii) will not malfunction, cease to function or
provide invalid or incorrect results as a result of (x) the change of years from 1999 to 2000 or from 2000 to 2001, (y) date data, including date data which represents or references different centuries, different dates during 1999 and 2000, or more than one century or (z) the occurrence of any particular date;

in each case without human intervention, other than original data entry; provided, in each case, that all applications, hardware and other systems used in conjunction with such system or item which are not owned or licensed by the Company or any Subsidiary correctly exchange date data with or provide data to such system or item.

                  3.32 Resolutions of the Board of Directors. The Company's board of directors has approved the exercise by the Purchaser of its rights to acquire equity securities of the Company pursuant to the Securities Purchase Agreements (as defined in Section 5.4), and the acquisition of such equity securities by the Purchaser and any subsequent business combination between the Purchaser and the Company has been approved by the Company's board of directors for the purposes of Section 203(a)(1) of the Delaware General Corporation Law. The Company's board of directors has resolved to recommend to the Company's holders of capital stock, options and warrants that they execute and deliver Securities Purchase Agreements.

                  3.33 Budget. The Company shall deliver prior to the Closing, to the Purchaser a copy of the budget (the "Budget") for the Company's fiscal year ending December 31, 2000. As of the Closing Date, the Budget shall represent the Company's good faith estimate of the future financial and operating performance of the Company, based upon the best currently available information.

                  3.34 Disclosure. No representation or warranty by the Company contained in this Agreement and no statement contained in Exhibit C or any other document, certificate or other instrument delivered or to be delivered by or on behalf of the Company pursuant to this Agreement, and no other statement made by any Company or any of its representatives in connection with this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

         4. Representations of the Purchaser. The Purchaser represents and warrants to the Company as follows:

                  4.1 Organization. The Purchaser is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the jurisdiction of its incorporation.

                  4.2 Authority. The Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery by the Purchaser of this Agreement and the Ancillary Agreements to which it is a party and the performance of this Agreement and such Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby by the Purchaser have been duly and validly authorized by all necessary corporate action on the part of the Purchaser. This Agreement has been duly and validly executed and delivered by the Purchaser and constitutes a valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms.

                  4.3 Noncontravention. Neither the execution and delivery by the Purchaser of this Agreement or the Ancillary Agreements to which it is a party, nor the consummation by the Purchaser of the transactions contemplated hereby or thereby, will, directly or indirectly (with or without notice or lapse of time), (a) conflict with or violate any provision of the charter or By-Laws of the Purchaser or any resolution adopted by the board of directors or shareholders of the Purchaser, (b) require on the part of the Purchaser any filing with, or permit, authorization, consent or approval of, any Governmental Entity or give any Governmental Entity the right to challenge any of the transactions contemplated by this Agreement or the Ancillary Agreements, (c) conflict with, result in breach of, constitute a default under, result in the acceleration of, create in any party any right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other arrangement to which the Purchaser is a party or by which it is bound or to which any of its assets is subject, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Purchaser or any of its properties or assets.

                  4.4 Brokers' Fees. The Purchaser has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

                  4.5 Investment. The Purchaser is acquiring the Shares, and the shares of Common Stock into which the Shares may be converted, for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same; and, except as contemplated by this Agreement and the Exhibits hereto, the Purchaser has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof. The Purchaser is an "accredited investor" as defined in Rule 501(a) under the Securities Act.

         5. Conditions to the Obligations of the Purchaser. The obligation of the Purchaser to purchase the Shares at the Closing is subject to the fulfillment, or the waiver by the Purchaser, of each of the following conditions on or before the Closing:

                  5.1 Accuracy of Representations and Warranties. Each representation and warranty contained in Section 3 shall be true on and as of the Closing Date with the same effect as though such representation and warranty had been made on and as of that date.

                  5.2 Performance. The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by the Company prior to or at the Closing.

                  5.3 Opinion of Counsel. Purchaser shall have received an opinion from Jaffe, Raitt, Heuer & Weiss, counsel for the Company, dated the Closing Date, addressed to the Purchasers, and satisfactory in form and substance to the Purchaser.

                  5.4 Ancillary Agreements.

                           (a) Securities Purchase Agreements.  Securities
Purchase Agreements in the form attached hereto as Exhibit F (the "Securities Purchase Agreements") shall have been executed and delivered by the Purchaser, the Company and the holders of stock, options or warrants of the Company who hold in the aggregate no less than 85% of the outstanding shares of Common Stock, assuming the full conversion into, exercise for and exchange for Common Stock of all of the Company's securities convertible into, exercisable for or exchangeable for Common Stock.

                           (b) An Amended and Restated Stockholders Agreement
in the form attached hereto as Exhibit G (the "Stockholders Agreement") shall have been executed and delivered by the Purchaser, the Company and all other parties whose signature is required to amend and restate the Company's existing stockholders' agreement.

                  5.5 Amendment to Certificate of Incorporation. The Company shall have amended its Certificate of Incorporation to provide that the term of each member of the Company's Board of Directors shall end upon the exercise by the Purchaser of its rights to acquire 100% of the Equity Securities subject to the Securities Purchase Agreements or the exercise of the Call Rights (as defined in Section 7.7(b)) hereof for 100% of the Equity Securities subject to the Call Rights.

                  5.6 Certificates and Documents. The Company shall have delivered to the Purchaser:

                           (a) The Certificate of Incorporation of the Company,
as amended and in effect as of the Closing Date (including the Certificate of Amendment and the amendment described in Section 5.5 hereof), certified by the Secretary of State of the State of Delaware;

                           (b) Certificates, as of the most recent practicable
dates, as to the corporate good standing of the Company issued by the Secretary of State of the State of Delaware and the Secretary of the State of the State of Michigan;

                           (c) By-laws of the Company, certified by its
Secretary or Assistant Secretary as of the Closing Date; and

                           (d) Resolutions of the Board of Directors of the
Company, authorizing and approving all matters in connection with this Agreement and the transactions contemplated hereby, certified by the Secretary or Assistant Secretary of the Company as of the Closing Date.

                  5.7 No Litigation. No action, suit or proceeding shall be threatened by or pending before any Governmental Entity wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation and no such judgment, order, decree, stipulation or injunction shall be in effect.

                  5.8 Compliance Certificates. The Company shall have delivered to the Purchaser a certificate, executed by the Chief Executive Officer of the Company, dated the Closing Date, certifying (without qualification as to knowledge or materiality or otherwise) to the fulfillment of the conditions specified in Sections 5.1, 5.2, 5.4, 5.5 and 5.7 of this Agreement.

                  5.9 Other Matters. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to the Purchaser, and the Purchaser shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.

         6. Condition to the Obligations of the Company. The obligations of the Company under Section 1.2 of this Agreement are subject to fulfillment, or the waiver, of the following condition on or before the Closing:

                  6.1 Accuracy of Representations and Warranties. The representations and warranties of the Purchaser contained in Section 4 shall be true on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of that date.

                  6.2 No Litigation. No action, suit or proceeding shall be threatened by or pending before any Governmental Entity wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation and no such judgment, order, decree, stipulation or injunction shall be in effect.

                  6.3 Shareholders Agreement. The Shareholders Agreement shall have been executed and delivered by the Purchaser, the Company and all other parties whose signature is required to amend and restate the Company's existing shareholders agreement.

                  6.4 Waiver of Rights, etc. The Company shall have received from its shareholders all required consents and waivers of rights necessary to effect the transactions contemplated by this Agreement.

                  6.5 Certificate. The Purchaser shall have delivered to the Company resolutions of the Board of Directors of the Purchaser, authorizing and approving all matters in connection with this Agreement and the transactions contemplated hereby, certified by the Clerk or Assistant Clerk of the Purchaser as of the Closing Date.

         7. Covenants.

                  7.1 Inspection and Observation.

                           (a) The Company shall permit an authorized
representative of the Purchaser, who is reasonably acceptable to the Company, to visit and inspect the properties of the Company, including its corporate and financial records, and to discuss its business and finances with officers of the Company, during normal business hours upon not less than five days' prior written notice and as often as may be reasonably requested.

                           (b) Until the later of (i) the termination of the
Securities Purchase Agreements in accordance with their terms without the option thereunder having been exercised or (ii) the termination of the Call Rights without their having been exercised and without the option under the Securities Purchase Agreements having been exercised, the Company will permit an authorized representative of the Purchaser who is reasonably acceptable to the Company, to attend all meetings of the Board of Directors of the Company or any committee thereof, other than those portions of meetings that involve discussions of the contractual relations between the Purchaser and the Company or that, in the reasonable determination of the Board of Directors, relate to products with respect to which the Company and the Purchaser compete or are expected to compete, and shall provide the Purchaser with such notice and other information with respect to such meetings as are delivered to the directors of the Company or members of the Committee, respectively, and shall promptly provide the Purchaser with notice of any party's expression of interest in an Acquisition Proposal (as defined in Section 7.6 hereof) and the ongoing status thereof. The Purchaser's authorized representative shall have the right to present to the Board of Directors of the Company the Purchaser's views relating to any proposed financing or offering of securities of the Company and to present to the Board of Directors of the Company the views of any financial advisors retained by the Purchaser on such proposed financing or offering.

                  7.2 Financial Statements and Other Information.

                           (a) The Company shall deliver to the Purchaser:

                                    (i) within 90 days after the end of each
fiscal year of the Company, an audited balance sheet of the Company as at the end of such year and audited statements of income and of cash flows of the Company for such year, certified by certified public accountants of established national reputation selected by the Company, and prepared in accordance with GAAP; and

                                    (ii) within 45 days after the end of each
fiscal quarter of the Company (other than the fourth quarter), an unaudited balance sheet of the Company as at the end of such quarter, and unaudited statements of income and of cash flows of the Company for such fiscal quarter and for the current fiscal year to the end of such fiscal quarter.

                           (b) The foregoing financial statements shall be
prepared on a consolidated basis if the Company then has any Subsidiaries. The financial statements delivered pursuant to clause (ii) of paragraph (a) shall be accompanied by a certificate of the Chief Executive Officer or the Chief Financial Officer of the Company stating that such statements have been prepared in accordance with GAAP consistently applied (subject to normal year-end adjustments and without footnote disclosure) and fairly present in all material respects the financial condition and results of operations of the Company and its Subsidiaries at the date thereof and for the periods covered thereby.

                  7.3 Reservation of Common Stock. The Company shall reserve and maintain a sufficient number of shares of Common Stock for issuance upon conversion of all of the outstanding Shares.

                  7.4 Recommendation Regarding Securities Purchase Agreements. The Company shall transmit to the holders of its capital stock, options and warrants the recommendation of the Company's board of directors that such holders execute and deliver Securities Purchase Agreements, shall include in such transmission such information regarding the Securities Purchase Agreements it deems appropriate and shall otherwise comply with its obligations pursuant to Rule 14e-2 promulgated under the Securities Exchange Act of 1934, as amended. The Company shall use its best efforts to obtain as promptly as possible (i) an executed Securities Purchase Agreement from each of the holders of its capital stock, options and warrants, (ii) an executed Stockholders Agreement from each of the parties whose signature is required to amend and restate the Company's existing shareholders agreement and (iii) the consents and waivers described in
Section 6.4 hereof.

                  7.5 Waiver of Restrictions. The Company hereby waives any and all restrictions on transfer, rights of first refusal, rights of first offer or other rights it now has or may have in the future as such rights apply to the purchase by the Purchaser of securities pursuant to the Securities Purchase Agreement.

                  7.6 No Solicitation of Acquisition Proposals. From the date hereof through the Closing Date or the earlier termination of this Agreement in accordance with its terms, the Company agrees that:

                           (a) neither it nor any of its Subsidiaries shall
initiate, solicit or knowingly encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including without limitation any proposal or offer to its stockholders) with respect to a merger, acquisition, tender offer, exchange offer, consolidation, sale of assets or similar transaction involving all or any significant portion of the assets or any equity securities of the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or engage in any negotiations concerning or providing confidential information or data to, or have any discussions with, any person or entity relating to an Acquisition Proposal, or otherwise facilitate any effort to attempt to make or implement an Acquisition Proposal;

                           (b) the Company shall direct and use its best efforts
to cause its and its Subsidiaries' officers, directors, employees, agents or financial advisors not to engage in any of the activities described in clause
(a) above;

                           (c) the Company will immediately cease and cause to
be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and will take the necessary steps to inform the persons or entities referred to in clause (b) above of the obligations undertaken in this Section 7.6; and

                           (d) the Company will notify the Purchaser promptly if
the Company receives any such inquiries or proposals, or any requests for such information, or if any such negotiations or discussions are sought to be initiated or continued with the Company.

                  7.7 Issuance of Securities by the Company.

                           (a) Prior to the consummation of a bona fide initial
public offering of the Company's capital stock that is firmly underwritten by a nationally recognized underwriter, that results in no less than $20,000,000 of gross proceeds to the Company and that results in the Company's stock being listed for trading on the New York Stock Exchange or the National Market Tier of the Nasdaq Stock Market (a "Qualified IPO"), the Company shall issue shares of its capital stock or securities convertible into, exercisable for or exchangeable for its capital stock (collectively, "Equity Securities") only to Persons who execute and deliver to the Purchaser, prior to or simultaneous with the issuance to them of Equity Securities, an agreement substantially in the form of the Securities Purchase Agreement.

                           (b) The Company shall issue Equity Securities (and
any securities into or for which such Equity Securities are convertible, exercisable or exchangeable) pursuant to a Qualified IPO or thereafter only if such Equity Securities are of a class or series that is subject, by the terms of the Certificate of Incorporation then in effect, to the following provisions:

                                    (i) Such Equity Securities, other than any
Equity Securities held by the Purchaser, shall be subject to an automatic redemption at a time or times determined by the Purchaser (the "Call Right");

                                    (ii) The Purchaser may direct the Company to
exercise the Call Rights only for 100% of the Equity Securities subject to the Call Rights;

                                    (iii) Any Equity Securities issued pursuant
to the Qualified IPO shall be a series of common stock ("Callable Common Stock") and, except as set forth in this Section 7.7, shall have the same rights, privileges, restrictions and preferences as the Common Stock;

                                    (iv) Any Equity Securities issued subsequent
to a Qualified IPO shall be Callable Common Stock or securities that are subject to the Call Right and are convertible into, exercisable for or exchangeable for Callable Common Stock;

                                    (v) Subject to Section 7.7(b)(vi) hereof,
the redemption price per share of Callable Common Stock shall be the greater of
(a) 120% of the average of the last reported sale prices per share of Callable Common Stock, as reported on the New York Stock Exchange or the Nasdaq Stock Market, as applicable, over the 30 trading days ending on the trading day before the day on which the Purchaser directs the Company to exercise the Call Rights,
(b) 120% of the last reported sale price per share of Callable Common Stock, as reported on the New York Stock Exchange or the Nasdaq Stock Market, as applicable, on the trading day before the day on which the Purchaser directs the Company to exercise the Call Rights or (c) the price set forth below (subject to adjustment for stock splits, recapitalization, reclassifications and similar events applicable to the Common Stock or the Callable Common Stock), determined on the date the Purchaser gives notice directing the Company to exercise the Call Rights (the "Call Notice Date"):

                     Price per Share of Callable Common Stock
                  Number of Days that have Elapsed Between the
                      Closing Date and the Call Notice Date

                                      $6.75
                                  1 through 182

                                      $7.00
                                 183 through 365

                                      $7.50
                                 366 through 548

                                      $8.00
                                 549 through 730

; provided, however, that no days during which the Purchaser is prohibited from
(x) exercising its purchase rights under the Securities Purchase Agreements or
(y) directing the Company to exercise the Call Rights, including without limitation pursuant to Section 7.7(b)(vi) or Section 7.7(b)(x) hereof (collectively, the "Blackout Periods"), shall be included in calculating the number of days that have elapsed between the Closing Date and the Call Notice Date.

                                    (vi) If the Company notifies the Purchaser
(the "Acceptable Acquisition Proposal Notice"), prior to the Purchaser's directing the Company to exercise the Call Rights, that the Company has received a bona fide firm Acquisition Proposal, not subject to further due diligence and not subject to any financing contingency, that contains a proposal as to price and that the Board of Directors of the Company is prepared to accept (an "Acceptable Acquisition Proposal"), the redemption price per share of Callable Common Stock shall equal the price per share of Callable Common Stock set forth in the Acceptable Acquisition Proposal; provided, however, that if the Acceptable Acquisition Proposal sets forth a proposed transaction involving currency other than cash, the cash price of such proposed transaction for purposes of this Section 7.7(b)(vi) shall be determined, at the sole expense of the Purchaser, by a nationally recognized investment banker selected by the Purchaser and reasonably acceptable to the Company and which has not rendered service to the Purchaser during the three-year period preceding such selection; provided, further, that following receipt of the Acceptable Acquisition Proposal Notice, the Purchaser shall have five business days in which to direct the Company to exercise the Call Rights, during which period the transaction contemplated by the Acceptable Acquisition Proposal may not be consummated, and if the Purchaser does not so direct the Company within such period, the Purchaser may not direct the Company to exercise the Call Rights until the earlier of (a) the withdrawal or rejection of the Acceptable Acquisition Proposal, (b) the modification of the price or value of the Acceptable Acquisition Proposal in a manner adverse to the Company or its stockholders or (c) the 180th day following the receipt of the Acquisition Proposal Notice;

                                    (vii) If the Purchaser directs the Company
to exercise the Call Rights during the five business day period contemplated by
Section 7.7(b)(vi) hereof, the Purchaser shall pay the actual out-of-pocket expenses incurred by the Person that made the Acceptable Acquisition Proposal in connection with making such proposal, up to a maximum amount of $300,000, such payment to be made promptly after receipt by the Purchaser of documentation of such expenses reasonably satisfactory to the Purchaser;

                                    (viii) The redemption price of Equity
Securities other than Callable Common Stock shall be calculated on the basis of the number of shares of Callable Common Stock into or for which the Equity Security is convertible, exercisable or exchangeable, net of any conversion, exercise or exchange price that would be payable by the holder;

                                    (ix) The Purchaser shall provide the Company
as promptly as practicable after directing the Company to exercise the Call Rights with sufficient funds to redeem all of the Equity Securities subject to the Call Rights and to comply with Section 160 of the Delaware General Corporation Law;

                                    (x) The Purchaser may not direct the Company
to exercise the Call Right during the 180-day period following the consummation of a Qualified IPO; provided, however, that in no event shall the aggregate of all Blackout Periods exceed 270 days; and

                                    (xi) The Call Rights shall terminate on the
earlier of (a) the second anniversary of the Closing Date or (b) the consummation of a transaction set forth in an Acceptable Acquisition Proposal; provided, however, that the date described in clause (a) of this Section 7.7(b)(xi) shall be extended by the aggregate number of days in all Blackout Periods.

                           (c) Prior to the consummation of a Qualified IPO, the
Company shall effect a recapitalization of the Company that results in the exchange of one share of Callable Common Stock for each outstanding share of Common Stock, other than shares held by the Purchaser, and the exchange of convertible securities, options and warrants subject to Call Rights and convertible into, exercisable for or exchangeable for Callable Common Stock for all outstanding convertible securities, options or warrants, other than those held by the Purchaser.

                           (d) Any certificates for Equity Securities subject to
the provisions of Section 7.7(b) shall bear a legend indicating that the Equity Securities are so subject. The amendments to the Company's Certificate of Incorporation, any certificates of designation or other documents that contain the provisions set forth in this Section 7.7 shall be subject to the approval of the Purchaser, which shall not be unreasonably withheld.

                  7.8 Restrictions on Transfer of the Shares.

                           (a) The Purchaser agrees that it will not sell,
transfer, assign or otherwise dispose of ("Transfer") the Shares prior to the second anniversary of the Closing Date. Notwithstanding the foregoing, the Purchaser shall have the right to effect the Transfer of any or all of the Shares (i) at any time following the termination of the Distribution Agreement for any reason, (ii) at any time following the 180th day after the consummation of a Qualified IPO or (iii) at any time after the termination by the Company of the Purchaser's exclusive distribution rights set forth in the Distribution Agreement as a result of the Purchaser's failure to meet specified sales targets. A "Transfer" shall not include any transfer or assignment to any Affiliate of the Purchaser or the transfer or assignment to the successor in interest of the Purchaser.

                           (b) If the event described in clause (iii) of Section
7.8(a) has occurred, then until the second anniversary of the Closing Date, so long as neither of the events described in clauses (i) and (ii) of Section 7.8(a) has occurred, if the Purchaser desires to effect a Transfer of the Shares to a bona fide third party purchaser in an arms'-length transaction, the Purchaser shall give notice to the Company of the proposed Transfer, specifying the price on which the Transfer would be effected. Such notice shall constitute an offer to sell the Shares proposed to be transferred to the Company for the price and upon the terms and conditions specified therein. The Company shall have a period of ten business days to accept or reject the offer with respect to all, but no less than all, of the Shares proposed to be transferred. If the Company rejects the offer or fails to accept the offer within such ten-business day period, then the Purchaser may proceed to consummate the proposed Transfer. If the Company accepts the offer within such ten-business day period, the closing of the purchase by the Company shall be held at the offices of the Purchaser no later than five business days following acceptance of the offer.

                           (c) If a Qualified IPO has not occurred and the
Purchaser gives notice to the Company that it wishes to sell some or all of the Equity Securities it owns, the Company shall use commercially reasonable efforts to locate a purchaser for the Equity Securities that the Purchaser wishes to sell.

                           (d) Any certificates for Shares shall bear a legend
indicating that the Shares are subject to the provisions of Section 7.8(a) hereof.

                  7.9 Cooperation with Purchaser. The Company shall cooperate with the Purchaser in effecting the transactions contemplated by this Agreement, including without limitation the exercise by the Purchaser of its purchase rights under the Securities Purchase Agreements and the exercise of the Call Rights at the direction of the Purchaser. The Company shall make all required filings with Governmental Entities in connection with such transactions. Without limiting the foregoing, the Company shall from time to time make such filings as the Purchaser may request under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The Company shall not take any action having the intent or effect of impeding the consummation of the transactions contemplated by this Agreement, including without limitation the exercise by the Purchaser of the purchase rights under the Securities Purchase Agreements or the exercise by the Company of the Call Rights at the direction of the Purchaser.

                  7.10 Maintenance of Insurance. The Company shall maintain in full force and effect the insurance policies set forth on Schedule 3.18(a) of Exhibit C and shall not reduce the amount or scope of coverage of such policies.

                  7.11 Intervening Events. If any event, circumstance or change of condition occurs, after the date hereof and prior to the Closing Date, that would cause any of the Company's representations and warranties in Section 3 hereof no longer to be true (an "Intervening Event"), the Company, upon becoming aware of an Intervening Event, shall promptly notify the Purchaser of such Intervening Event. If the Company so notifies the purchaser of such Intervening Event prior to the Closing Date, (i) the existence of the Intervening Event shall not give rise to any liability on the part of the Company except to the extent the cause of such Intervening Event constitutes a breach of any covenant of the Company and (ii) the Purchaser may terminate this Agreement and be relieved by its obligations hereunder.

                  7.12 Grant of Option. The Company hereby grants the Purchaser an option to acquire such number of shares of Series P Preferred Stock or, if the Company shall have consummated a Qualified IPO, such number of shares of Callable Common Stock, that will result in the Purchaser's holding 19.9% of the outstanding Common Stock or Callable Common Stock, as the case may be, assuming the conversion, exercise or exchange of all of the Company's securities convertible into, exercisable for or exchangeable for Common Stock or Callable Common Stock, as applicable. The option granted under this Section 7.12 shall be exercisable at any time that the Purchaser has the right to exercise purchase rights under the Securities Purchase Agreements or the right to direct the Company to exercise the Call Rights; provided that the Purchaser may not exercise this option if the Purchaser has exercised the 19.9% Option on the Closing Date.

The price per share payable by the Purchaser in connection with the exercise of the option shall be the price per share of Callable Common Stock, as set forth in Section 7.7(b)(v) hereof, calculated on the day the notice of exercise of the option is given; provided that if a Qualified IPO has not been consummated, the price per share shall be the price set forth in clause (c) of Section 7.7(b)(v). The closing of the purchase of the shares pursuant to the exercise of the option hereunder shall be held at the offices of the Purchaser on the fifth business day following the exercise of the option.

         8. Survival; Indemnification

                  8.1 Survival. All covenants and agreements of the parties contained herein, including indemnity or indemnification agreements contained herein, or in any Schedule or Exhibit hereto, or any certificate, document or other instrument delivered in connection herewith shall survive the Closing. All representations and warranties of the parties contained herein, or in any Schedule or Exhibit hereto, or any certificate, document or other instrument delivered in connection herewith shall survive until the second anniversary of the Closing; provided, however, that any claim asserted in writing prior to the expiration of such two-year period shall survive until finally resolved and satisfied in full.

                  8.2 Indemnification by Purchaser or the Company.

                           (a) The Purchaser shall indemnify and hold harmless
the Company, its successors and assigns, from and against any and all damages, claims, losses, expenses, costs, obligations, and liabilities, including liabilities for all reasonable attorneys' fees and expenses (including attorney and expert fees and expenses incurred to enforce the terms of this Agreement) (collectively, "Loss and Expenses") suffered, directly or indirectly, by the Company by reason of, or arising out of, (i) any breach as of the date made or deemed made or required to be true of any representation or warranty made by the Purchaser in or pursuant to this Agreement, (ii) any failure by the Purchaser to perform or fulfill any of its covenants or agreements set forth herein or (iii) any Employee Benefit Plan which the Purchaser maintains or to which the Purchaser has an obligation to contribute.

                           (b) The Company shall indemnify and hold harmless the
Purchaser, its successors and assigns, from and against any and all Loss and Expenses, suffered, directly or indirectly, by the Purchaser by reason of, or arising out of, (i) any breach as of the date made or deemed made or required to be true of any representation or warranty made by the Company in or pursuant to this Agreement and any statements made in any certificate delivered pursuant to this Agreement, or (ii) any failure by the Company to perform or fulfill any of its covenants or agreements set forth herein. Loss and Expenses of the Purchaser as to which the Purchaser shall be indemnified by the Company in accordance with this Section 8.2(b) shall in all cases be adjusted upwards to reflect payment, when made by the Company to the Purchaser, of indemnity pursuant to this Section 8.2(b), such that the Purchaser receives indemnity from the Company with respect to the liability represented by any payment to the Purchaser pursuant to this
Section 8.2(b).

                           (c) Except with respect to third-party claims being
defended in good faith or claims for indemnification with respect to which there exists a good faith dispute, the indemnifying party shall satisfy its obligations hereunder within 30 days of receipt of a notice or claim under this
Section 8.

                  8.3 Third Party Claims. If a claim by a third party is made against an indemnified party and if such indemnified party intends to seek indemnity with respect thereto under this Section 8, such indemnified party shall promptly notify the indemnifying party in writing of such claims setting forth such claims in reasonable detail. The indemnifying party shall have 30 days after receipt of such notice to undertake, through counsel of its own choosing and at its own expense, the settlement or defense thereof, and the indemnified party shall cooperate with it in connection therewith; provided, however, that the indemnified party may participate in such settlement or defense through counsel chosen by such indemnified party, provided that the fees and expenses of such counsel shall be borne by such indemnified party. The indemnified party shall not pay or settle any clam which the indemnifying party is contesting. Notwithstanding the foregoing, the indemnified party shall have the right to pay or settle any such claim, provided that in such event it shall waive any right to indemnity therefor by the indemnifying party. If the indemnifying party does not notify the indemnified party within 30 days after the receipt of the indemnified party's notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the indemnified party shall have the right to contest, settle or compromise the claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement.

         9. Miscellaneous.

                  9.1 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. This Agreement, and the rights and obligations of the Purchaser hereunder, may be assigned by the Purchaser to any of its Affiliates; provided that the transferee provides written notice of such assignment to the Company and the Purchaser remains primarily liable for its obligations hereunder. The Company may not assign its rights under this Agreement.

                  9.2 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

                  9.3 Specific Performance. In addition to any and all other remedies that may be available at law in the event of any breach of this Agreement, the Purchaser shall be entitled to specific performance of the agreements and obligations of the Company hereunder and to such other injunctive or other equitable relief as may be granted by a court of competent jurisdiction.

                  9.4 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware (without reference to the conflicts of law provisions thereof).

                  9.5 Notices. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be deemed delivered (i) two business days after being sent by registered or certified mail, return receipt requested, postage prepaid or (ii) one business day after being sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, in each case to the intended recipient as set forth below:

If to the Purchaser, at PerkinElmer, Inc., 45 Williams Street, Wellesley, MA 02481, Attention: Terrance Carlson, or at such other address or addresses as may have been furnished in writing by the Purchaser to the Company, with a copy to Hale and Dorr LLP, 60 State Street, Boston, MA 02109, Attention: David E. Redlick, Esq. and Kenneth A. Hoxsie, Esq.;

If to the Company, at 4355 Varsity Drive, Suite E, Ann Arbor, MI 48108,
Attention: Jeffrey Williams or at such other address or addresses as may have been furnished to the Purchaser in writing by the Company, with a copy to Jaffe, Raitt, Heuer & Weiss, P.C., One Woodward Avenue, Suite 2400, Detroit, MI 48226,
Attention: Peter Sugar.

Any party may give any notice, request, consent or other communication under this Agreement using any other means (including, without limitation, personal delivery, messenger service, telecopy, first class mail or electronic mail), but no such notice, request, consent or other communication shall be deemed to have been duly given unless and until it is actually received by the party for whom it is intended. Any party may change the address to which notices, requests, consents or other communications hereunder are to be delivered by giving the other parties notice in the manner set forth in this Section.

                  9.6 Complete Agreement. This Agreement (including its Exhibits) and the Ancillary Agreements constitute the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

                  9.7 Amendments and Waivers. Except as otherwise expressly set forth in this Agreement, any term of this Agreement may be amended or terminated and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the Purchaser. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

                  9.8 Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

                  9.9 Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which shall constitute one and the same document. This Agreement may be executed by facsimile signatures.

                  9.10 Section Headings. The section headings are for the convenience of the parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the parties.

         10. Definitions. For purposes of this Agreement, each of the following defined terms is defined in the Section of this Agreement indicated below:

                                 Defined Term Section
                                 ------------ -------

                  Acceptable Acquisition Proposal             7.7(b)
                  Acceptable Acquisition Proposal Notice      7.7(b)
                  Acquisition Proposal                        7.6(a)
                  Affiliate                                   3.15(a)
                  Ancillary Agreements                        3.1
                  Balance Sheet                               3.8
                  Balance Sheet Date                          3.8
                  Business Entity                             3.3
                  Call Right                                  7.7(a)
                  CERCLA                                      3.22(a)
                  Certificate of Designations                 1.1
                  Closing                                     2
                  Closing Date                                2
                  Code                                        3.11
                  Common Stock                                3.2
                  Company                                    Introduction
                  Company Material Adverse Effect             3.1
                  Confidential Information                   10.2
                  Distribution Agreement                     Recitals
                  Employee Benefit Plan                       3.21(a)
                  Environmental Laws                          3.22(a)
                  ERISA                                       3.21(a)
                  ERISA Affiliate                             3.21(a)
                  Financial Statements                        3.8
                  GAAP                                        3.8
                  Governmental Entity                         3.6
                  Hazardous Materials                         3.22(a)
                  Intellectual Property                       3.13(e)
                  Licensing Agreement                        Recitals
                  Ordinary Course of Business                 3.9(b)
                  Person                                      3.13(a)
                  Preferred Stock                             3.2
                  Purchase Price                              1.2
                  Purchaser                                  Introduction
                  Qualified IPO                               7.7(a)
                  Residuals                                  10.2
                  Securities Act                              3.3
                  Securities Purchase Agreements              5.4(a)
                  Security Interest                           3.6
                  Series P Preferred                          1.1
                  Shares                                      1.2
                  Stockholders Agreement                      5.4(b)
                  Subsidiary                                  3.3
                  Taxes                                       3.11(a)
                  Tax Returns                                 3.11(a)
                  Year 2000 Compliant                         3.31(d)

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

                                                  COMPANY:


                                                  GENOMIC SOLUTIONS INC.

                                                  By: /s/ Jeffrey S. Williams
                                                     ---------------------------

                                                  PURCHASER:


                                                  PERKINELMER, INC.


                                                  By: /s/ T. Carlson
                                                     ---------------------------